Exhibit 1.2

REPORT OF A TAKE-OVER BID

Section 189.1.3 of the regulations to the Securities Act (Québec)

1.	Name and Address of the Offeree company:

Hummingbird Ltd. (“Hummingbird”) 1 Sparks Avenue Toronto, Ontario, Canada M2H 2W1

2.	Name and address of the Offeror:

6575064 Canada Inc. (the “Offeror”) 275 Frank Tompa Drive Waterloo, Ontario, Canada N2L 0A1

3.	Designation of the securities that are subject to the bid:

Common shares of Hummingbird (the “Common Shares”).

4.	Date of bid:

July 10, 2006

5.	Maximum number of securities of the class subject to the bid which are sought by the Offeror:

All of the issued and outstanding Common Shares, including any Common Shares that may become issued and outstanding after the date of the bid upon the exercise of any existing options, warrants or other rights to purchase Common Shares.

6.	Value, expressed in Canadian dollars, of the consideration offered per security:

$30.85 in cash per Common Share (being the dollar equivalent of U.S.$27.75 at the noon spot rate of the Bank of Canada on July 5, 2006)

7.	Fee payable in respect of the bid, as calculated under subsection 271.4(1) of the regulations to the Securities Act (Québec)

$1000. Remaining fees are to be paid upon the determination of the total consideration offered in Canada.

DATED this 10th day of July 2006.

6575064 CANADA INC.

By: /s/ JOHN SHACKLETON
John Shackleton
President and Chief Executive Officer